EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Datawatch Corporation and subsidiaries on Form S-3 of our report dated December 17, 2013, with respect to our audits of the consolidated financial statements of Datawatch Corporation and subsidiaries as of September 30, 2013 and 2012 and for each of the years in the three-year period ended September 30, 2013, appearing in the Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2013. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP
Marcum LLP

Boston, Massachusetts
February 12, 2014